EXHIBIT 3.2
          Clause (h).    Designation of Series A Junior
Participating Preferred Shares.

     (i) Designation and Amount. There shall be a series ofshares of preferred stock that shall be designated as "Series A Junior
Participating Preferred Shares," and the number of shares constituting such series shall be 200,000.

      (ii) Dividends and Distributions.

      (A) Subject to the prior and superior rights of the holders of any shares of any series of shares of preferred stock ranking prior and superior to the Series A Junior Participating Preferred Shares with respect to dividends, the holders of shares of Series
A Junior Participating Preferred Shares, in preference to the holders of shares of any class or series of shares of the Corporation ranking junior to the Series A Junior Participating Preferred Shares, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Shares, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends, and the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding the shares of common stock (by reclassification or otherwise), declared on the shares of common stock of the Corporation (the "Common Shares") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Shares. The "Adjustment Number" shall initially be 100. In the event the Corporation shall at any time after December 21, 1995 (the "Rights Declaration Date") (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

      (B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Shares as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Junior Participating Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

        (C) Dividends shall begin to accrue and be cumulative on outstanding Series A Junior Participating Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Junior Participating Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Junior Participating Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Junior Participating Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share by share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series A Junior Participating Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

      (iii)    Voting Rights.  The holders of Series A Junior
Participating Preferred Shares shall have the following voting rights:

       (A) Each Series A Junior Participating Preferred Share shall entitle the holder thereof to a number of votes equal to the Adjustment Number on all matters submitted to a vote of the shareholders of the Corporation.

       (B) Except as otherwise provided herein or by law, the holders of Series A Junior Participating Preferred Shares and the holders of the Common Shares shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.


    (C) Except as set forth herein or as provided by law, holders of Series A Junior Participating Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of the Common Shares as set forth herein) for taking any corporate action.

    (iv) Certain Restrictions.

      (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating
Preferred Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Junior
Participating Preferred Shares outstanding shall have been paid in full, the Corporation shall not

           (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding
up) to the Series A Junior Participating Preferred Shares;

           (ii) declare or pay dividends on or make any other distributions on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Shares, except dividends paid ratably on the Series A Junior Participating Preferred Shares and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

           (iii) redeem or purchase or otherwise acquire for consideration any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire any such parity shares in exchange for any shares of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Shares; or

           (iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred
 Shares, or any shares ranking on a parity with the Series A Junior Participating Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

       (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     (v) Reacquired Shares. Any Series A Junior Participating Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of shares of preferred stock.

      (vi) Liquidation, Dissolution or Winding Up.

     (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Shares unless, prior thereto, the holders of Series A Junior Participating Preferred Shares shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of Series A Junior Participating Preferred Shares unless, prior thereto, the holders of Common Shares shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) the Adjustment Number. Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Shares and the Common Shares, respectively, holders of Series A Junior Participating Preferred Shares and holders of the Common Shares shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Shares and the Common Shares, on a per share basis, respectively.

      (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of shares of preferred stock, if any, that rank on a parity with the Series A Junior Participating Preferred Shares, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of the Common Shares.

      (vii)Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case the Series A Junior Participating Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged.

      (viii) No Redemption. The Series A Junior Participating Preferred Shares shall not be redeemable. Notwithstanding the foregoing sentence of this Section, the Corporation may acquire Series A Junior Participating Preferred Shares in any other manner permitted by law, and these Articles of Incorporation.

      (ix) Ranking.  The Series A Junior Participating Preferred
Shares shall rank junior to all other series of the Corporation's preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

      (x) Amendment. At any time that any Series A Junior Participating Preferred Shares are outstanding, these Articles of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Shares so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Series A Junior Participating Preferred Shares, voting separately as a class.

      (xi) Fractional Shares. Series A Junior Participating Preferred Shares may be issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred
Shares.